Exhibit(i)(1)

September 26, 2007

ProShares Trust

7501 Wisconsin Avenue, Suite 1000

Bethesda, Maryland 20814

Ladies and Gentlemen:

You have informed us that you intend to file a Rule 485(b) Post-Effective Amendment (the “Amendment”) to your Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the “Commission”) for the purpose of establishing Shares of Short MSCI EAFE ProShares, Short MSCI Emerging Markets ProShares, UltraShort MSCI EAFE ProShares, UltraShort MSCI Emerging Markets ProShares, UltraShort FTSE/Xinhua China 25 ProShares, and UltraShort MSCI Japan ProShares (collectively, the “Funds”).

We have examined your Declaration of Trust as amended to date and, as on file in the office of the Secretary of The State of Delaware, the Certificate of Trust. We are familiar with the actions taken by your Trustees to authorize the issue and sale from time to time of your units of beneficial interest (“Shares”) at not less than the public offering price of such shares and have assumed that the Shares will be issued and sold in accordance with such action pursuant to an effective registration statement. We have also examined a copy of your By-laws and such other documents as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when sold will be validly issued, fully paid and non-assessable.

We consent to this opinion accompanying the Amendment when filed with the Commission.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

September 7, 2007

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our firm under the caption “Trust Counsel” included in or made a part of Post-Effective Amendment No. 6 to the Registration Statement of ProShares Trust on Form N-1A (Nos. 333-89822 and 811-21114) under the Securities Act of 1933, as amended.

/s/ ROPES & GRAY LLP
ROPES & GRAY LLP

Washington, D.C.

September 26, 2007